                                                                   EXHIBIT 10.1





===============================================================================


                            STOCK PURCHASE AGREEMENT


                         DATED AS OF FEBRUARY 14, 1997


                                  BY AND AMONG



                LIMT LOCAL INSERTION MEDIA TECHNOLOGY AB (PUBL)


                                      AND


                                 INDENET, INC.


                     RESPECTING THE ACQUISITION OF STOCK IN


                               CHANNELMATIC, INC.



===============================================================================

ARTICLE I        SALE OF SHARES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1

         1.      Sale of Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
                 1.1      Purchase of Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
                          (a)     Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
                 1.2      Escrow; Disposition of Deposit  . . . . . . . . . . . . . . . . . . . . .     2
                          (a)     Establishment of Escrow . . . . . . . . . . . . . . . . . . . . .     2
                          (b)     Indemnification of Escrow Holder  . . . . . . . . . . . . . . . .     2
                          (c)     Nonliability of Escrow Holder . . . . . . . . . . . . . . . . . .     2
                          (d)     Failure to Close  . . . . . . . . . . . . . . . . . . . . . . . .     3
                          (e)     Default by Purchaser  . . . . . . . . . . . . . . . . . . . . . .     3

ARTICLE II       REPRESENTATIONS OF THE STOCKHOLDER . . . . . . . . . . . . . . . . . . . . . . . .     4

         2.      Representations of the Stockholder . . . . . . . . . . . . . . . . . . . . . . . .     4
                 2.1      Ownership of Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . .     4
                 2.2      Status of Stockholder . . . . . . . . . . . . . . . . . . . . . . . . . .     4
                 2.3      Existence and Good Standing . . . . . . . . . . . . . . . . . . . . . . .     4
                 2.4      Capital Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     4
                 2.5      Subsidiaries and Investments  . . . . . . . . . . . . . . . . . . . . . .     5
                 2.6      Financial Statements and No Material Changes  . . . . . . . . . . . . . .     5
                 2.7      Books and Records . . . . . . . . . . . . . . . . . . . . . . . . . . . .     5
                 2.8      Title to Properties; Encumbrances . . . . . . . . . . . . . . . . . . . .     5
                 2.9      Real Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     6
                 2.10     Leases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     6
                 2.11     Material Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . .     6
                 2.12     Restrictive Documents . . . . . . . . . . . . . . . . . . . . . . . . . .     7
                 2.13     Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     8
                 2.14     Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     8
                 2.15     Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     8
                 2.16     Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     8
                 2.17     Intellectual Properties . . . . . . . . . . . . . . . . . . . . . . . . .     9
                          (a)     Patents and Patent Rights . . . . . . . . . . . . . . . . . . . .     9
                          (b)     Trade Secrets . . . . . . . . . . . . . . . . . . . . . . . . . .    10
                 2.18     Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . .    10
                 2.19     Accounts Receivable . . . . . . . . . . . . . . . . . . . . . . . . . . .    10
                 2.20     Employment Relations  . . . . . . . . . . . . . . . . . . . . . . . . . .    10
                 2.21     Environmental Laws and Regulations  . . . . . . . . . . . . . . . . . . .    11
                 2.22     Interests in Clients, Suppliers, Etc. . . . . . . . . . . . . . . . . . .    12
                 2.23     Bank Accounts, Powers of Attorney and Compensation of Employees . . . . .    12
                 2.24     No Changes Since Balance Sheet Date . . . . . . . . . . . . . . . . . . .    12
                 2.25     Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12
                 2.26     No Default by Stockholder . . . . . . . . . . . . . . . . . . . . . . . .    13
                 2.27     Broker's or Finder's Fees . . . . . . . . . . . . . . . . . . . . . . . .    13
                 2.28     Purchase for Investment . . . . . . . . . . . . . . . . . . . . . . . . .    13
                 2.29     Copies of Documents . . . . . . . . . . . . . . . . . . . . . . . . . . .    13

ARTICLE III      REPRESENTATIONS OF THE PURCHASER . . . . . . . . . . . . . . . . . . . . . . . . .    13

         3.      Representations of the Purchaser . . . . . . . . . . . . . . . . . . . . . . . . .    13
                 3.1      Existence and Good Standing . . . . . . . . . . . . . . . . . . . . . . .    13
                 3.2      Restrictive Documents . . . . . . . . . . . . . . . . . . . . . . . . . .    14
                 3.3      Purchase for Investment . . . . . . . . . . . . . . . . . . . . . . . . .    14
                 3.4      Capital Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    14
                 3.5      Financial Statements and No Material Changes  . . . . . . . . . . . . . .    14
                 3.6      Placement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    14

ARTICLE IV       COVENANTS PRIOR TO CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . .    15

         4.      Conduct of Business of the Company . . . . . . . . . . . . . . . . . . . . . . . .    15
                 4.1      Conduct of Business . . . . . . . . . . . . . . . . . . . . . . . . . . .    15
                          (a)  Preservation of Relationships  . . . . . . . . . . . . . . . . . . .    15
                          (b)  Corporate Matters  . . . . . . . . . . . . . . . . . . . . . . . . .    15
                          (c)  Maintenance of Insurance . . . . . . . . . . . . . . . . . . . . . .    15
                          (d)  Employees and Compensation . . . . . . . . . . . . . . . . . . . . .    15
                          (e)  New Transactions . . . . . . . . . . . . . . . . . . . . . . . . . .    16
                          (f)  Dividends and Distributions  . . . . . . . . . . . . . . . . . . . .    16
                          (g)  Liabilities and Claims . . . . . . . . . . . . . . . . . . . . . . .    16
                          (h)  Existing Agreements  . . . . . . . . . . . . . . . . . . . . . . . .    16
                          (i)  Consents; Consultation with Purchaser  . . . . . . . . . . . . . . .    16
                 4.2      Exclusive Dealing . . . . . . . . . . . . . . . . . . . . . . . . . . . .    16
                 4.3      Disclosure Schedules  . . . . . . . . . . . . . . . . . . . . . . . . . .    17
                 4.4      Review of the Company . . . . . . . . . . . . . . . . . . . . . . . . . .    17
                 4.5      Review of the Purchaser . . . . . . . . . . . . . . . . . . . . . . . . .    17

ARTICLE V        CONDITIONS TO PURCHASER'S OBLIGATIONS  . . . . . . . . . . . . . . . . . . . . . .    18

         5.      Conditions to Purchaser's Obligations  . . . . . . . . . . . . . . . . . . . . . .    18
                 5.1      Opinion of the Company's Counsel  . . . . . . . . . . . . . . . . . . . .    18
                 5.2      Good Standing and Other Certificates  . . . . . . . . . . . . . . . . . .    18
                 5.3      No Material Adverse Change  . . . . . . . . . . . . . . . . . . . . . . .    18
                 5.4      Truth of Representations and Warranties . . . . . . . . . . . . . . . . .    18
                 5.5      Killion Option  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
                 5.6      Performance of Agreements . . . . . . . . . . . . . . . . . . . . . . . .    19
                 5.7      No Litigation Threatened  . . . . . . . . . . . . . . . . . . . . . . . .    19
                 5.8      Governmental Approvals  . . . . . . . . . . . . . . . . . . . . . . . . .    19
                 5.9      Intra-Company Debt  . . . . . . . . . . . . . . . . . . . . . . . . . . .    19
                 5.10     Resignations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19
                 5.11     Corporate Action  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19
                 5.12     NCC Contract Performance  . . . . . . . . . . . . . . . . . . . . . . . .    19

ARTICLE VI       CONDITIONS TO THE STOCKHOLDER'S OBLIGATIONS  . . . . . . . . . . . . . . . . . . .    19

         6.      Conditions to the Stockholder's Obligations  . . . . . . . . . . . . . . . . . . .    20
                 6.1      Opinion of the Purchaser's Counsel  . . . . . . . . . . . . . . . . . . .    20
                 6.2      Truth of Representations and Warranties . . . . . . . . . . . . . . . . .    20

                 6.3      Governmental Approvals  . . . . . . . . . . . . . . . . . . . . . . . . .    20
                 6.4      Performance of Agreements . . . . . . . . . . . . . . . . . . . . . . . .    20
                 6.5      Corporate Action  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20

ARTICLE VII      THE CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20

         7.      Obligations at Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20
                 7.1      Time and Place  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20
                 7.2      Stockholder's Obligations at Closing  . . . . . . . . . . . . . . . . . .    21
                 7.3      Purchaser's Obligations at Closing  . . . . . . . . . . . . . . . . . . .    22

ARTICLE VIII  OBLIGATIONS AFTER CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    22

         8.      Post-Closing Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    22
                 8.1      Seller's Indemnification  . . . . . . . . . . . . . . . . . . . . . . . .    22
                 8.2      Killion Option  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23
                          (a)  Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23
                          (b)  Renegotiation  . . . . . . . . . . . . . . . . . . . . . . . . . . .    23
                 8.3      Repurchase Option . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24
                 8.4      Future Cooperation  . . . . . . . . . . . . . . . . . . . . . . . . . . .    24
                 8.5      Source Code Escrow  . . . . . . . . . . . . . . . . . . . . . . . . . . .    24
                 8.6      Purchaser's Indemnification . . . . . . . . . . . . . . . . . . . . . . .    25

ARTICLE IX       TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25

         9.      Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25
                 9.1      Default by Party  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25
                 9.2      Failure to Close  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25

ARTICLE X        MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25

         10.     Miscellaneous Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25
                 10.1     Survival of Representations . . . . . . . . . . . . . . . . . . . . . . .    26
                 10.2     Knowledge . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    26
                 10.3     Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    26
                 10.4     Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    26
                 10.5     Arbitration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    26
                 10.6     Captions; Exhibits  . . . . . . . . . . . . . . . . . . . . . . . . . . .    26
                 10.7     Publicity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    26
                 10.8     Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    26
                 10.9     Parties in Interest . . . . . . . . . . . . . . . . . . . . . . . . . . .    28
                 10.10 Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    28
                 10.11 Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    28
                 10.12 Litigation Costs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    28
                 10.13 Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    28
                 10.14 Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    28
                 10.15 Third Party Beneficiaries  . . . . . . . . . . . . . . . . . . . . . . . . .    28

                            STOCK PURCHASE AGREEMENT


         STOCK PURCHASE AGREEMENT ("Agreement") dated as of February 14, 1997, by and between Limt Local Insertion Media Technology AB, a Swedish corporation ("Purchaser"), and IndeNet, Inc., a Delaware corporation, ("Stockholder"), being the majority shareholder of Channelmatic, Inc., a Delaware corporation (the "Company").

                      STATEMENT OF BACKGROUND INFORMATION

         A. Stockholder owns 666,667 shares of common stock of the Company (the "Stock"), comprising 67% of the outstanding shares of such common stock. Killer Barn, Inc., a California corporation, owns 333,333 shares of the common stock ("Killion Shares"), comprising the remaining 33% of the outstanding shares. Stockholder holds an option to purchase the Killion Shares ("Killion Option");

         B. Stockholder desires to sell, and Purchaser desires to purchase, the Stock pursuant to this Agreement. Stockholder will agree to exercise the Killion Option at the direction of Purchaser and Purchaser will purchase the Killion Shares from Stockholder;

         C. Purchaser, with the assistance of D. Carnegie AB, has conducted a sale of its common stock in a private placement transaction (the "Placement"); and

         D. It is the intention of the parties hereto that, upon consummation of the purchase and sale of the Stock pursuant to this Agreement, and the acquisition of the Killion Shares upon the exercise of the Killion Option, Purchaser shall own all of the outstanding shares of capital stock of the Company.

         NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations, and warranties contained in this agreement, the parties agree as follows:

                                   ARTICLE I

                                 SALE OF SHARES

         1. Sale of Shares. Subject to the terms and conditions herein stated, Stockholder agrees to sell, assign, transfer and deliver to Purchaser on the Closing Date, and Purchaser agrees to purchase from Stockholder on the Closing Date, the Stock:

                 1.1 Purchase of Stock. Subject to the terms and conditions herein stated, Stockholder agrees to sell, assign, transfer and deliver to Purchaser on the Closing Date, and Purchaser agrees to purchase from Stockholder on the Closing Date, the Stock.

                          (a)     Price.  In full consideration for the
purchase by Purchaser of the Stock, Purchaser shall pay to Stockholder cash in the aggregate amount of Seven Million Dollars ($7,000,000) (all references to currency herein are to United States Dollars unless clearly indicated to the contrary), and common stock in Purchaser, computed and paid as follows:

                                  (1)  Cash Portion.  The cash portion of the
purchase price shall be paid to Stockholder as follows:

                                        (i)     Deposit.  Upon execution of
this Agreement, the parties shall open an escrow at Chicago Title Company, ____________________ ("Escrow Holder"), and Purchaser shall deposit into escrow cash in the amount of Five Hundred Thousand Dollars ($500,000.00) ("Deposit"). The Deposit shall be invested by Escrow Holder in a federally-insured interest-bearing account with any interest accruing thereon to be paid or credited to Purchaser. At the Closing, Escrow Holder shall deliver the Deposit (including accrued interest) to Stockholder to be applied to the purchase price. If for any reason the Closing fails to occur, the Deposit shall be returned to Purchaser or paid to Stockholder, as provided in Section 1.2, below.

                                        (ii)    Balance.  At Closing, Purchaser
shall deliver a bank cashier's check or other immediately available funds, payable to the order of Stockholder the balance of the cash portion of the purchase price.

                                  (2)  Share Portion.  Purchaser shall deliver
to Stockholder Six Hundred Thousand (600,000) shares of Purchaser's common stock (the "LIMT Shares"), at an issue price of SEK 86.33.

                 1.2      Escrow; Disposition of Deposit.

                          (a)     Establishment of Escrow.  Written escrow
instructions in accordance with the terms of this Agreement shall be prepared by parties jointly, and such instructions shall be signed by the parties and delivered to Escrow Holder within five (5) days following the execution of this Agreement.

                          (b)     Indemnification of Escrow Holder.  If this
Agreement or any matter relating hereto shall become the subject of any litigation or controversy, Purchaser and Stockholder agree, jointly and severally, to hold Escrow Holder free and harmless from any loss or expense, including attorneys' fees, that may be suffered by it by reason thereof. In the event conflicting demands are made or notices served upon Escrow Holder with respect to this Agreement, the Purchaser and Stockholder expressly agree that Escrow Holder shall be entitled to file a suit in interpleader and obtain an order from the court requiring Purchaser and Stockholder to interplead and litigate their several claims and rights among themselves. Upon the filing of the action in interpleader, Escrow Holder shall be fully released and discharged from any obligations imposed upon it by this Agreement.

                          (c)     Nonliability of Escrow Holder.  Escrow Holder
shall not be liable for the sufficiency or correctness as to form, manner, execution or validity of any instrument deposited with it, nor as to the identity, authority or rights of any person executing such instrument, nor for failure to comply with any of the provisions of any agreement, contract or other instrument filed with Escrow Holder or referred to herein. Escrow Holder's duties hereunder shall be limited to the safekeeping of such money, instruments or other documents received by it as Escrow Holder, and for their disposition in accordance with the terms of this Agreement.

                          (d)     Failure to Close.  In the event the
conditions specified in Articles V and VI are not satisfied or waived and the Closing fails to occur due to the default of Purchaser, the Deposit, including any accrued interest, shall be paid over to Stockholder within two (2) business days after Escrow Holder's receipt of written notice from Stockholder of the failure to close. In the event the conditions specified in Articles V and VI are not satisfied or waived and the Closing fails to occur for any reason other than the default of Purchaser, the Deposit, including any accrued interest, shall be returned to Purchaser within two (2) business days after Escrow Holder's receipt of written notice from Purchaser of the failure to close. Escrow fees shall be borne one-half (1/2) by Stockholder and one-half (1/2) by Purchaser and all other charges shall be borne by the party incurring same.

                          (e)     DEFAULT BY PURCHASER.  BY PLACING THEIR
INITIALS HERE:

           _______ PURCHASER'S INITIALS      _______ STOCKHOLDER'S INITIALS

           _______                           _______

                 PURCHASER AND STOCKHOLDER MUTUALLY AGREE AS FOLLOWS: IN THE EVENT THE CLOSING AND THE CONSUMMATION OF THE TRANSACTION HEREIN CONTEMPLATED DOES NOT OCCUR AS HEREIN PROVIDED BY REASON OF ANY DEFAULT OF PURCHASER, PURCHASER AND STOCKHOLDER AGREE THAT IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES WHICH STOCKHOLDER MAY SUFFER. THEREFORE PURCHASER AND STOCKHOLDER DO HEREBY AGREE THAT A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT THAT STOCKHOLDER WOULD SUFFER IN THE EVENT THAT PURCHASER DEFAULTS AND FAILS TO COMPLETE THE PURCHASE OF THE PROPERTY IS AND SHALL BE, AS STOCKHOLDER'S SOLE AND EXCLUSIVE REMEDY (WHETHER AT LAW OR IN EQUITY), AN AMOUNT EQUAL TO THE DEPOSIT (WHICH INCLUDES ANY ACCRUED INTEREST THEREON).
SAID AMOUNT SHALL BE THE FULL, AGREED AND LIQUIDATED DAMAGES FOR THE BREACH OF THIS AGREEMENT BY PURCHASER, ALL OTHER CLAIMS TO DAMAGES OR OTHER REMEDIES BEING HEREIN EXPRESSLY WAIVED BY STOCKHOLDER. THE PAYMENT OF SUCH AMOUNT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO STOCKHOLDER PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671, 1676 AND 1677. STOCKHOLDER HEREBY WAIVES THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 3389. UPON DEFAULT BY PURCHASER, THIS AGREEMENT SHALL BE TERMINATED AND NEITHER PARTY SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS HEREUNDER EXCEPT FOR THE RIGHT OF STOCKHOLDER TO COLLECT SUCH LIQUIDATED DAMAGES.

                                   ARTICLE II

                       REPRESENTATIONS OF THE STOCKHOLDER

         2. Representations of the Stockholder. Stockholder represents, warrants and agrees that the statements contained in this Article are true, correct and complete as of the date of this Agreement, except as set forth in the Disclosure Schedules (the various schedules referenced in this Article and in Article III to be prepared and attached to this Agreement are referred to herein as the "Disclosure Schedules"). The Disclosure Schedules described in this Article shall be prepared by Stockholder and delivered to Purchaser on or before February 21, 1997 ("Disclosure Date").

                 2.1 Ownership of Stock. Except as set forth in Schedule 2.1, Stockholder is the lawful owner of the Stock, free and clear of all liens, encumbrances, restrictions and claims of every kind; Stockholder has full legal right, power and authority to enter into this Agreement and to sell, assign, transfer and convey the Stock pursuant to this Agreement; the delivery to Purchaser of the Stock pursuant to the provisions of this Agreement will transfer to Purchaser valid title thereto, free and clear of all liens, encumbrances, restrictions and claims of every kind.

                 2.2 Status of Stockholder. Stockholder is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Stockholder has the power to own its property and to carry on its business as now being conducted. Stockholder is duly qualified to do business and is in good standing in the state of California.

                 2.3 Existence and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the power to own its property and to carry on its business as now being conducted. The Company is duly qualified to do business and is in good standing in the states of California and [list relevant states and foreign jurisdictions], which are the only jurisdictions in which the character or location of the properties owned or leased by the Company or the nature of the business conducted by the Company makes such qualification necessary.

                 2.4 Capital Stock. The Company has an authorized capitalization consisting of 1,000,000 shares of common stock, $.001 par value, of which 1,000,000 shares are issued and outstanding and no shares are held in the Company's treasury. All such outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable. There are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any shares of the capital stock of the Company, other than as contemplated by this Agreement.

                 2.5 Subsidiaries and Investments. The Company does not own, directly or indirectly, any capital stock or other equity or ownership or proprietary interest in any corporation, partnership, association, trust, joint venture or other entity, except as set forth in Schedule 2.5.

                 2.6 Financial Statements and No Material Changes. Stockholder has heretofore furnished the Purchaser with the unaudited balance sheet of the Company as of December 31, 1996, and the related unaudited statements of income, shareholders' equity and other supporting schedules, reflecting operations from the inception of the Company through the period then ended (the balance sheet and other financial statements of the Company as at December 31, 1996, are hereinafter referred to as the "Balance Sheet." A copy
of the Balance Sheet is attached hereto as Exhibit "1").   Such financial
statements, including the footnotes thereto, except as indicated therein, have been prepared in accordance with United States generally accepted accounting principles consistently followed throughout the periods indicated. The Balance Sheet fairly presents the financial condition of the Company at the date thereof and the related statements of income, shareholders' equity and changes in financial position fairly present the results of the operations of the Company and the changes in its financial position for the period indicated. Since December 31, 1996 (the "Balance Sheet Date"), there has been (i) no material adverse change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations or prospects, of the Company, whether as a result of any legislative or regulatory change, revocation of any license or rights to do business, fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation or act of God or other public force or otherwise and (ii) no change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations or prospects, of the Company except in the ordinary course of business; and to the best knowledge, information and belief of Stockholder, no fact or condition exists or is contemplated or threatened which might cause such a change in the future.

                 2.7 Books and Records. The minute book of the Company contains accurate records of all meetings of, and corporate action taken by (including action taken by written consent) the shareholders and Board of Directors of the Company. Except as set forth in Schedule 2.7 attached hereto, the Company does not have any of its records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company.

                 2.8 Title to Properties; Encumbrances. Except as set forth in Schedule 2.8 attached hereto and except for properties and assets reflected in the Balance Sheet or acquired since the Balance Sheet Date which have been sold or otherwise disposed of in the ordinary course of business, the Company has good, valid and marketable title to (a) all of its material properties and assets (real and personal, tangible and intangible) including, without limitation, all of the properties and assets reflected in the Balance Sheet, except as indicated in the notes thereto, and (b) all of the properties and assets purchased by the Company since the Balance Sheet Date; in each case subject to no encumbrance, lien, charge or other restriction of any kind or character, except for (i) liens reflected in the Balance Sheet, (ii) liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or impair the use of, such property by the Company in the operation of its business, (iii) liens for current taxes, assessments or governmental charges or levies on property not yet due and delinquent and (iv) liens described on Schedule 2.8 attached hereto (liens of the type described in clause (i), (ii) and (iii) above are hereinafter sometimes referred to as "Permitted Liens").

                 2.9 Real Property. Schedule 2.9 attached hereto contains an accurate and complete list of all real property owned in whole or in part by the Company and includes the name of the record title holder thereof and a list of all indebtedness secured by a lien, mortgage or deed of trust thereon. The Company has good and marketable title in fee simple to all the real property owned by it, free and clear of all encumbrances, liens, charges or other restrictions of any kind or character, except for Permitted Liens. All of the buildings, structures and appurtenances situated on the real property owned in whole or in part by the Company are in good operating condition and in a state of good maintenance and repair, are adequate and suitable for the purposes for which they are presently being used and, with respect to each, the Company has adequate rights of ingress and egress for operation of the business of the Company in the ordinary course. None of such buildings, structures or appurtenances (or any equipment therein), nor the operation or maintenance thereof, violates any restrictive covenant or any provision of any federal, state or local law, ordinance, rule or regulation, or encroaches on any property owned by others. Except as set forth in Schedule 2.9, no condemnation proceeding is pending or, to the best knowledge, information and belief of Stockholder, threatened which would preclude or impair the use of any such property by the Company for the purposes for which it is currently used.

                 2.10 Leases. Schedule 2.10 attached hereto contains an accurate and complete list and description of the terms of all leases to which the Company is a party (as lessee or lessor). Each lease set forth in Schedule
2.10 (or required to be set forth in Schedule 2.10) is in full force and effect; all rents and additional rents due to date on each such lease have been paid; in each case, the lessee has been in peaceable possession since the commencement of the original term of such lease and is not in default thereunder and no waiver, indulgence or postponement of the lessee's obligations thereunder has been granted by the lessor; and there exists no event of default or event, occurrence, condition or act (including the purchase of the Stock hereunder) which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default under such lease. The Company is not in violation of any of the terms or conditions under any such lease in any material respect, and, to the best knowledge, information and belief of Stockholder, all of the covenants to be performed by any other party under any such lease have been fully performed. The property leased by the Company is in a state of good maintenance and repair and is adequate and suitable for the purposes for which it is presently being used.

                 2.11 Material Contracts. Schedule 2.11 lists all contracts of the Company involving $25,000 or more, including without limitation all contracts for the provision of goods or services to customers entered into, completed or contemplated within the twelve (12) months preceding the date of this Agreement. Except as set forth in Schedule 2.11 attached hereto, the Company is not bound by (a) any agreement, contract or commitment relating to the employment of any person by the Company, or any bonus, deferred compensation, pension, profit sharing, stock option, employee stock purchase, retirement or other employee benefit plan, (b) any agreement, indenture or other instrument which contains restrictions with respect to payment of dividends or any other distribution in respect of its capital stock, (c) any agreement, contract or commitment relating to capital expenditures, (d) any loan or advance to, or investment in, any individual, partnership, joint venture, corporation, trust, unincorporated organization, government or other entity (each a "Person") or any agreement, contract or commitment relating to the making of any such loan, advance or investment, (e) any guarantee or other contingent liability in respect of any indebtedness or obligation of any person (other than the endorsement of negotiable instruments for collection in the ordinary course of business), (f) any management service, consulting or any other similar type contract, (g) any agreement, contract or commitment limiting the freedom of the Company to engage in any line of business or to compete with any Person, (h) any agreement, contract or commitment not entered into in the ordinary course of business which involves $25,000 or more and is not cancelable without penalty within thirty (30) days, (i) any agreement, contract or commitment which is or might reasonably be expected to become subject to cancellation or termination due to the transactions contemplated by this Agreement, or (j) any agreement, contract or commitment which might reasonably be expected to have a potential adverse impact on the business or operations of the Company. Each contract or agreement set forth in Schedule 2.11 (or required to be set forth in Schedule 2.11) is in full force and effect and there exists no default or event of default or event, occurrence, condition or act (including the purchase of the Stock hereunder) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder. The Company has not violated any of the terms or conditions of any contract or agreement set forth in Schedule 2.11 (or required to be set forth in Schedule 2.11) in any material respect, and, to the best knowledge, information and belief of Stockholder, all of the covenants to be performed by any other party thereto have been fully performed. Each and every contract or agreement between Company and Stockholder has been at arm's length and each party thereto has received fair and adequate consideration.

                 2.12     Restrictive Documents.  Except as set forth in
Schedule 2.12 attached hereto, neither the Company nor Stockholder is subject to, or a party to, any charter, by-law, mortgage, lien, lease, license, permit, agreement, contract, instrument, law, rule, ordinance, regulation, order, judgment or decree, or any other restriction of any kind or character, which materially and adversely affects the business practices, operations or condition of the Company or any of its assets or property, or which would prevent consummation of the transactions contemplated by this Agreement, compliance by Stockholder with the terms, conditions and provisions hereof or the continued operation of the Company's business after the date hereof or the Closing Date (as hereinafter defined) on substantially the same basis as heretofore operated or which would restrict the ability of the Company to acquire any property or conduct business in any area.

                 2.13 Litigation. Except as set forth in Schedule 2.13 attached hereto, there is no action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding by or before (or to the best knowledge, information and belief of Stockholder, any investigation by) any governmental or other instrumentality or agency, pending, or, to the best knowledge, information and belief of Stockholder, threatened, against or affecting the Company, or any of its properties or rights which could materially and adversely affect the right or ability of the Company to carry on its business as now conducted, or which could materially and adversely affect the condition, whether financial or otherwise, or properties of the Company; and Stockholder does not know of any valid basis for any such action, proceeding or investigation. The Company is not subject to any judgment, order or decree entered in any lawsuit or proceeding which may have a material adverse effect on any of its operations, business practices or on its ability to acquire any property or conduct business in any area.

                 2.14 Taxes. The Company has filed or caused to be filed, within the times and within the manner prescribed by law, all federal, state, local and foreign tax returns and tax reports which are required to be filed by, or with respect to, the Company or any of its operations. Such returns and reports reflect accurately all liability for taxes of the Company for the periods covered thereby. All federal, state, local and foreign income, profits, franchise, sales, use, occupancy, excise and other taxes and assessments (including interest and penalties) payable by, or due from, the Company have been fully paid or adequately disclosed and fully provided for in the books and financial statements of the Company. No examination of any tax return of the Company is currently in progress. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of the Company.

                 2.15 Liabilities. The Company has no outstanding claims, liabilities or indebtedness, contingent or otherwise, except as set forth in the Balance Sheet or referred to in the footnotes thereto, other than liabilities incurred subsequent to the Balance Sheet Date in the ordinary course of business not involving borrowings by the Company. The Company is not in default in respect of the terms or conditions of any indebtedness. As of the date of this Agreement, the Company is indebted to Stockholder in the amount of $831,145.00, including accrued interest through December 31, 1996 ("Stockholder Loan"). As of December 31, 1996, Stockholder is indebted to the Company pursuant to that certain promissory note dated as November 27, 1995, in the original principal amount of $2,995,000, in the amount of $559,236, including accrued interest ("Capital Loan"). At closing, as much of the Stockholder Loan as necessary to pay the Capital Loan in full shall, including interest through the date of Closing, be applied in payment of the Capital Loan and the balance of the Stockholder Loan shall be assigned to Purchaser pursuant to an assignment in the form attached hereto as Exhibit "2."

                 2.16 Insurance. Set forth in Schedule 2.16 attached hereto is a complete list of insurance policies which the Company maintain with respect to its business, properties or employees. Such policies are in full force and effect and are free from any right of termination on the part of the insurance carriers. Such policies, with respect to their amounts and types of coverage, are adequate to insure fully against risks to which the Company, and its property and assets are normally exposed in the operation of its business. Since January 1, 1996, there has not been any material adverse change in the Company's relationship with its insurers or in the premiums payable pursuant to such policies.

                 2.17 Intellectual Properties. Schedule 2.17 is a complete schedule of all Intellectual Properties (as hereinafter defined) owned by the Company or in which it has any rights, licenses, or immunities. The operation of the business of the Company requires no rights under Intellectual Property other than rights listed on Schedule 2.17 and rights granted to the Company pursuant to agreements listed on Schedule 2.17. The business of the Company, including the business as conducted by the predecessor of the Company, has made use of no Intellectual Property rights other than rights under Intellectual Property listed on Schedule 2.17 and rights granted to the Company pursuant to agreements listed on Schedule 2.17. Except as otherwise set forth on Schedule 2.17, the Company owns all right, title and interest in the Intellectual Property listed on Schedule 2.17 including, without limitation, exclusive rights to use and license the same. Each item of Intellectual Property listed on Schedule 2.17 has been duly registered with, filed in, or issued by the appropriate domestic or foreign governmental agency, to the extent required, and each such registration, filing and issuance remains in full force and effect. Except as set forth on Schedule 2.17, no claim adverse to the interests of the Company in the Intellectual Property or agreements listed in
Schedule 2.17 has been made in litigation. To the best knowledge, information and belief of Stockholder, no such claim has been threatened or asserted, no basis exists for any such claim, and no Person has infringed or otherwise violated the Company's rights in any of the Intellectual Property or agreements listed on Schedule 2.17. Except as set forth on Schedule 2.17, no litigation is pending wherein the Company is accused of infringing or otherwise violating the Intellectual Property right of another, or of breaching a contract conveying rights under Intellectual Property. To the best knowledge, information and belief of Stockholder, no such claim has been asserted or threatened against the Company, nor are there any facts that would give rise to such a claim. For purposes of this Agreement, "Intellectual Property" means domestic and foreign patents, patent applications, registered and unregistered trade marks and service marks, registered and unregistered copyrights, computer programs, data bases, trade secrets and proprietary information.

                          (a)     Patents and Patent Rights.  The patents and
applications for patents listed in Schedule 2.17 are valid and in full force and effect and are not subject to any taxes, maintenance fees, or actions falling due within ninety (90) days after the Closing Date. Except as set forth in Schedule 2.17, there have been no interference actions or other judicial, arbitration, or other adversary proceedings concerning the patents or applications for patents listed in Schedule 2.17. The manufacture, use, or sale of the inventions, models, designs, and systems covered by the patents and applications for patents listed in Schedule 2.17 do not violate or infringe on any patent or any proprietary or personal right of any person, firm, or corporation; and the Company has not infringed and is not now infringing on any patent or other right belonging to any person, firm, or corporation. The Company have the right and authority to use and to transfer to Purchaser such inventions, trade secrets, processes, models, designs, and formulas as are necessary to enable it to conduct and to continue to conduct all phases of its businesses in the manner presently conducted by it, and that use does not, and will not, conflict with, infringe on, or violate any patent or other rights of others.

                          (b)     Trade Secrets.  Schedule 2.17 contains a true
and complete list, without extensive or revealing descriptions, of the Company's trade secrets, including all secret formulas, customer lists, processes, know-how, computer programs and routines, and other technical data. The specific location of each trade secret's documentation, including its complete description, specifications, charts, procedures, and other material relating to it, is also set forth with it in that exhibit. Each trade secret's documentation is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use by Purchaser.
The Company has taken all reasonable security measures to protect the secrecy, confidentiality, and value of these trade secrets; any of its employees and any other persons who, either alone or in concert with others, developed, invented, discovered, derived, programmed, or designed these secrets, or who have knowledge of or access to information relating to them, have been put on notice and, if appropriate, have entered into agreements that these secrets are proprietary to the Company and not to be divulged or misused. All these trade secrets are presently valid and protectible and are not part of the public knowledge or literature; nor to Stockholder's knowledge have they been used, divulged, or appropriated for the benefit of any past or present employees or other persons, or to the detriment of the Company.

                 2.18 Compliance with Laws. The Company is in compliance in all material respects with all applicable laws, regulations, orders, judgments and decrees.

                 2.19 Accounts Receivable. The amount of all accounts receivable, unbilled invoices and other debts due or recorded in the respective records and books of account of the Company as being due to the Company as at the Closing Date (less the amount of any provision or reserve therefor made in the respective records and books of account of the Company) will be good and collectible in full in the ordinary course of business and in any event not later than 60 days after the Closing Date; and none of such accounts receivable or other debts is or will at the Closing Date be subject to any counterclaim or set-off except to the extent of any such provision or reserve. There has been no material adverse change since the Balance Sheet Date in the amount of accounts receivable or other debts due the Company or the allowances with respect thereto, or accounts payable of the Company from that reflected in the Balance Sheet.

                 2.20 Employment Relations. Schedule 2.20 attached hereto is a list of all employment contracts and collective bargaining agreements, and all pension, bonus, profit-sharing, stock option, or other agreements or arrangements providing for employee remuneration or benefits to which the Company is a party or by which the Company is bound. All these contracts and arrangements are in full force and effect, and neither Company nor any other party is in default under them. There have been no claims of defaults and, to the best knowledge of Stockholder, there are no facts or conditions that if continued, or on notice, will result in a default under these contracts or arrangements. There is no pending or, to Stockholder's, knowledge, threatened labor dispute, strike, or work stoppage affecting the Company's business. Company has complied with all applicable laws for each of their employee benefit plans, including the provisions of the Employee Retirement Income Security Act (ERISA) if and to the extent applicable. There are no threatened or pending claims by or on behalf of any such benefit plan, by or on behalf of any employee covered under any such plan, or otherwise involving any such benefit plan, that allege a breach of fiduciary duties or violation of other applicable state or federal law, nor is there, to Stockholder's knowledge, any basis for such a claim. Except as set forth in Schedule 2.20, the Company has not entered into any severance or similar arrangement in respect of any present or former employee that will result in any obligation, absolute or contingent, of Purchaser or Company to make any payment to any present or former employee following termination of employment.

                 2.21 Environmental Laws and Regulations. Schedule 2.21 attached hereto is a list of the following items: (a) the nature and quantities of any Hazardous Materials (as defined below) generated, transported or disposed of by the Company during the past three years (other than raw material awaiting manufacturing work-in-process or finished goods and through the sale of products in the ordinary course of business), together with a description of the location of each such activity, and (b) a summary of the nature and quantities of any Hazardous Materials that have been disposed of or found at any site or facility owned or operated presently or at any previous time by the Company (other than raw material awaiting manufacturing, work-in-processor finished goods and through the sale of products in the ordinary course of business). The Company is in compliance in all material respects with all applicable federal, state and local laws and regulations relating to product registration, pollution control and environmental contamination including, but not limited to, all laws and regulations governing the generation, use, collection, discharge, or disposal of Hazardous Materials and all laws and regulations with regard to record keeping, notification and reporting requirements respecting Hazardous Materials. Except as disclosed in Schedule
2.21 attached hereto, the Company has not been alleged to be in violation of, and has not been subject to any administrative or judicial proceeding pursuant to, such laws or regulations either now or any time during the past three years. Except as disclosed in Schedule 2.21, there are no facts or circumstances which the Company reasonably expects could form the basis for the assertion of any Claim (as defined below) against the Company relating to environmental matters including, but not limited to, any Claim arising from past or present environmental practices asserted under CERCLA (as defined below) and RCRA (as defined below), or any other federal, state or local environmental statute, which the Company believes might have a material adverse effect on the business, results of operations, financial condition or prospects of the Company taken as a whole.

                          For purposes of this Section 2.21, the following
terms shall have the following meanings: (A) "Hazardous Materials" shall mean materials defined as "hazardous substances," "hazardous wastes" or "solid wastes" in (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section Section 9601-9657, and any amendments thereto ("CERCLA"), (ii) the Resource Conservation and Recovery Act, 42 U.S.C. Section Section 6901-6987 and any amendments thereto ("RCRA"), and (iii) any similar federal, state or local environmental statute; and (B) "Claim" shall mean any and all claims, demands, causes of actions, suits, proceedings, administrative proceedings, losses, judgments, decrees, debts, damages, liabilities, court costs, attorneys' fees and any other expenses incurred, assessed or sustained by or against the Company.

                 2.22     Interests in Clients, Suppliers, Etc.   Except as set
forth in Schedule 2.22, neither Stockholder nor any officer or director of the Company possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any corporation, firm, association or business organization which is a client, supplier, customer, lessor, lessee, or competitor or potential competitor of the Company. Ownership of securities of a company whose securities are registered under the Securities Exchange Act of 1934 not in excess of 1% of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 2.22.

                 2.23 Bank Accounts, Powers of Attorney and Compensation of Employees. Set forth in Schedule 2.23 attached hereto is an accurate and complete list showing (a) the name and address of each bank in which the Company has an account or safe deposit box, the number of any such account or any such box and the names of all persons authorized to draw thereon or to have access thereto, (b) the names of all persons, if any, holding powers of attorney from the Company and a summary statement of the terms thereof and (c) the names of all persons whose compensation from the Company for the fiscal year ended on the Balance Sheet Date exceeded an annualized rate of $50,000, together with a statement of the full amount paid or payable to each such person for services rendered during such fiscal year.

                 2.24 No Changes Since Balance Sheet Date. Since the Balance Sheet Date, except as expressly contemplated hereby, the Company has not (a) incurred any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except in the ordinary course of business,
(b) permitted any of its assets to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind (other than Permitted Liens), (c) sold, transferred or otherwise disposed of any assets except in the ordinary course of business, (d) made any capital expenditure or commitment therefor, except in the ordinary course of business, (e) declared or paid any dividend or made any distribution on any shares of its capital stock, or redeemed, purchased or otherwise acquired any shares of its capital stock or any option, warrant or other right to purchase or acquire any such shares, (f) made any bonus or profit sharing distribution or payment of any kind, (g) increased its indebtedness for borrowed money, except current borrowings from banks in the ordinary course of business, or made any loan to any Person, (h) written off as uncollectible any notes or accounts receivable, except write-offs in the ordinary course of business charged to applicable reserves, none of which individually or in the aggregate is material to the Company, (i) granted any increase in the rate of wages, salaries, bonuses or other remuneration of any executive employee or other employees, except in the ordinary course of business, (j) cancelled or waived any claims or rights of substantial value, (k) made any change in any method of accounting or auditing practice, (1) otherwise conducted its business or entered into any transaction, except in the usual and ordinary manner and in the ordinary course of business, or (m) agreed, whether or not in writing, to do any of the foregoing.

                 2.25 Disclosure. None of this Agreement, the financial statements referred to in Section 2.6 hereof (including the footnotes thereto), any Schedule, Exhibit or certificate attached hereto or delivered in accordance with the terms hereof or any document or statement in writing which has been supplied by or on behalf of Stockholder or by any of the Company's directors or officers in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact, or omits any statement of a material fact necessary in order to make the statements contained herein or therein not misleading.

                 2.26     No Default by Stockholder.  Except as set forth in
Schedule 2.26, Stockholder have performed each and every agreement, covenant and action to be performed by it under that certain Asset Purchase and Contribution Agreement, dated as of September 11, 1995, by which Stockholder acquired a majority interest in the assets of Company, and in each and every document provided for therein, including the Killion Option. Each such agreement is in full force and effect, or has been fully performed, and there exists no default or event of default or event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder. Stockholder has not violated any of the terms or conditions of the Killion Option in any material respect.

                 2.27 Broker's or Finder's Fees. No agent, broker, person or firm acting on behalf of Stockholder or the Company is, or will be, entitled to any commission or broker's or finder's fees from Company or Purchaser, or from any Person controlling, controlled by or under common control with Company or Purchaser, in connection with any of the transactions contemplated by this Agreement.

                 2.28 Purchase for Investment. Stockholder will acquire the Purchaser's common stock for its own account for investment and not with a view toward any resale or distribution thereof; provided, however, that the disposition of Stockholder's property shall at all times remain within the sole control of Stockholder.

                 2.29 Copies of Documents. Stockholder have caused to be made available for inspection and copying by Purchaser and its advisers, true, complete and correct copies of all documents referred to in this Article II or in any Disclosure Schedule attached hereto.


                                  ARTICLE III

                        REPRESENTATIONS OF THE PURCHASER

         3. Representations of the Purchaser. Purchaser represents, warrants and agrees that the statements contained in this Article are true, correct and complete as of the date of this Agreement, except as set forth in the Disclosure Schedules. The Disclosure Schedules described in this Article shall be prepared by Purchaser and delivered to Stockholder on or before the Disclosure Date:

                 3.1 Existence and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the Kingdom of Sweden. Purchaser has the corporate power and authority to make, execute, deliver and perform this Agreement, and this Agreement has been duly authorized and approved by all required corporate action of Purchaser.

                 3.2 Restrictive Documents. Purchaser is not subject to any charter, by-law, mortgage, lien, lease, agreement, instrument, order, law, rule, regulation, judgment or decree, or any other restriction of any kind or character, which would prevent consummation of the transactions contemplated by this Agreement.

                 3.3 Purchase for Investment. Purchaser will acquire the Stock for its own account for investment and not with a view toward any resale or distribution thereof; provided, however, that the disposition of Purchaser's property shall at all times remain within the sole control of Purchaser.

                 3.4 Capital Stock. Purchaser has an authorized capitalization consisting of a minimum of 2,000,000 and a maximum of 8,000,000 shares of common stock, SEK 1 par value, of which 2,321,250 shares are issued and outstanding. All such outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in
Schedule 3.4 attached hereto, there are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any shares of the capital stock of the Purchaser, other than as contemplated by this Agreement.

                 3.5 Financial Statements and No Material Changes. Purchaser has heretofore furnished Stockholder with the balance sheet of the Purchaser as of December 31, 1996, and the related statements of income, shareholders' equity and other supporting schedules, reflecting operations from the inception of the Company through the period then ended. (the balance sheet and other financial statements of the Company as at December 31, 1996, are hereinafter referred to as the "LIMT Balance Sheet"). Such financial statements, including the footnotes thereto, except as indicated therein, have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods indicated. The Balance Sheet fairly presents the financial condition of the Purchaser at the date thereof and, except as indicated therein, reflects all claims against and all debts and liabilities of the Purchaser, fixed or contingent, as at the date thereof and the related statements of income, shareholders' equity and changes in financial position fairly present the results of the operations of the Purchaser and the changes in its financial position for the period indicated. Since December 31, 1996 (the "LIMT Balance Sheet Date"), there has been (i) no material adverse change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations or prospects, of the Purchaser, whether as a result of any legislative or regulatory change, revocation of any license or rights to do business, fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation or act of God or other public force or otherwise and (ii) no change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations or prospects, of the Purchaser except in the ordinary course of business; and to the best knowledge, information and belief of Purchaser, no fact or condition exists or is contemplated or threatened which might cause such a change in the future.

                 3.6 Placement. The common shares to be sold pursuant to the Placement total 1,000,000 and have been completely subscribed at an issue price of SEK 90. All information, statements and forecast contained in that certain Information Memorandum, dated February, 1997, respecting the offering of 1,000,000 new shares by LIMT Local Insertion Media Technology AB is true, accurate and complete to the extent and as represented therein. A copy of the Information Memorandum is attached hereto as Exhibit "3".

                                   ARTICLE IV

                           COVENANTS PRIOR TO CLOSING

         4. Conduct of Business of the Company. During the period from the date of this Agreement to the Closing Date, Stockholder shall cause the Company to conduct its operations according to the ordinary and usual course of business. Stockholder agrees not to take any action, or omit to take any action, which would cause the representations and warranties contained in
Article II hereof to be untrue or incorrect.

                 4.1 Conduct of Business. The Company will carry on its business and activities diligently and in substantially the same manner as they previously have been carried out and shall not make or institute any unusual or novel methods of manufacture, purchase, sale, lease, management, accounting, or operation that vary materially from those methods used by the Company as of the date of this Agreement, including specifically the following:

                          (a)  Preservation of Relationships.  The Company will
use its best efforts, without making any commitments on behalf of Purchaser, to preserve its business organization intact, to keep available to the Company its present officers and employees, and to preserve its present relationships with suppliers, customers, and others having business relationships with the Company;

                          (b)  Corporate Matters.  The Company will not (i)
amend its articles of incorporation or bylaws; (ii) issue any shares of its capital stock; (iii) issue or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments under which any additional shares of its capital stock of any class might be directly or indirectly authorized, issued, or transferred from treasury; or (iv) agree to do any of the acts listed above without the express written consent of Purchaser;

                          (c)  Maintenance of Insurance.  The Company will
continue to carry its existing insurance, subject to variations in amounts required by the ordinary operations of its business. At the request of Purchaser and at Purchaser's sole expense, the amount of insurance against fire and other casualties that, at the date of this agreement, Company carry on any of its properties or in respect of its operations shall be increased by the amount or amounts Purchaser shall specify;

                          (d)  Employees and Compensation.  The Company will
not do, or agree to do, any of the following acts: (1) make any change in compensation payable or to become payable, to any officer, employee, sales agent, or representative being paid $50,000 per year or more on the Balance Sheet Date; (2) make any change in benefits payable to any officer, employee, sales agent, or representative under any bonus or pension plan or other contract or commitment; or (3) modify any collective bargaining agreement to which the Company is a party or by which it may be bound;

                          (e)  New Transactions.  The Company will not do or
agree to do, without Purchaser's consent, any of the following acts: (i) enter into any contract, commitment, or transaction not in the usual and ordinary course of its business; (ii) enter into any contract, commitment, or transaction in the usual and ordinary course of business involving an amount exceeding $100,000 in the aggregate; (iii) make any capital expenditures in excess of $25,000 for any single item or $100,000 in the aggregate, or enter into any leases of capital equipment or property under which the annual lease charge is in excess of $25,000; or (iv) sell or dispose of any capital assets with a net book value exceeding $25,000;

                          (f)  Dividends and Distributions.  The Company will
not do, or agree to do, any of the following acts: (i) declare, set aside, or pay any dividend or make any distribution in respect of its capital stock; (ii) directly or indirectly purchase, redeem, or otherwise acquire any shares of its capital stock; or (iii) enter into any agreement obligating it to do any of the foregoing prohibited acts;

                          (g)  Liabilities and Claims.  The Company will not
do, or agree to do, any of the following acts: (i) pay any obligation or liability, fixed or contingent, other than current liabilities due under existing obligations; (ii) waive or compromise any right or claim; or (iii) cancel, without full payment, any note, loan, or other obligation owing to Company, Stockholder or any affiliate;

                          (h)  Existing Agreements.  The Company will not
modify, amend, cancel, or terminate any of its existing contracts or agreements, or agree to do any of those acts; and

                          (i)  Consents; Consultation with Purchaser.  During
the period from the date of this Agreement to the Closing Date, in the event the Company wants to take any action prohibited under this Section 4.1, it may request Purchaser's consent in writing. Any consent requested and not denied within three (3) business days of receipt shall be deemed approved. Consent shall not be unreasonably withheld. During the period from the date of this Agreement to the Closing Date, Stockholder shall cause the Company to confer on a regular and frequent basis with one or more designated representatives of Purchaser to report material operational matters and to report the general status of ongoing operations. Stockholder shall cause the Company to notify Purchaser of any unexpected emergency or other change in the normal course of its business or in the operation of its properties and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), adjudicatory proceedings, budget meetings or submissions involving any material property of the Company, and to keep Purchaser fully informed of such events and permit its representatives prompt access to all materials prepared in connection therewith.

                 4.2 Exclusive Dealing. During the period from the date of this Agreement to the Closing Date, Stockholder shall not, and shall cause the Company to refrain from taking any action to, directly or indirectly, encourage, initiate or engage in discussions or negotiations with, or provide any information to, any Person, other than the Purchaser, concerning any purchase of the Stock, the Killion Shares, or any merger, sale of substantial assets or similar transaction involving the Company.

                 4.3 Disclosure Schedules. On or before the Disclosure Date, Stockholder shall prepare, or cause to be prepared, and delivered to Purchaser the Disclosure Schedules, and Purchaser shall have approved any and all additions to the representations and warranties contained in the Disclosure Schedules. The Disclosure Schedules shall be deemed part of this Agreement, whether or not physically attached, as of the Disclosure Date.

                 4.4 Review of the Company. The Purchaser may, prior to the Closing Date, through its representatives, review the properties, books and records of the Company and its financial and legal condition as Purchaser deems necessary or advisable to familiarize itself with such properties and other matters; such review shall not, however, affect the representations and warranties made by Stockholder hereunder or the remedies of the Purchaser for breaches of those representations and warranties. Stockholder shall cause the Company to permit the Purchaser and its representatives to have, after the date of execution of this Agreement, full access to the premises and to all the books and records of the Company and to cause the officers of the Company to furnish the Purchaser with such financial and operating data and other information with respect to the business and properties of the Company as the Purchaser shall from time to time reasonably request. In the event of termination of this Agreement, the Purchaser shall keep confidential any material information obtained from Stockholder or the Company concerning the Company's properties, operations and business (unless readily ascertainable from public or published information or trade sources) until the same ceases to be material (or becomes so ascertainable) and, at the request of Stockholder, shall return to the Company all copies of any schedules, statements, documents or other written information obtained in connection therewith.

                 4.5 Review of the Purchaser. Stockholder may, prior to the Closing Date, through its representatives, review the properties, books and records of Purchaser and its financial and legal condition as Stockholder deems necessary or advisable to familiarize itself with such properties and other matters; such review shall not, however, affect the representations and warranties made by Purchaser hereunder or the remedies of the Stockholder for breaches of those representations and warranties. Purchaser shall permit Stockholder and its representatives to have, after the date of execution of this Agreement, full access to the premises and to all the books and records of Purchaser and to cause the officers of Purchaser to furnish Stockholder with such financial and operating data and other information with respect to the business and properties of the Company as Stockholder shall from time to time reasonably request. In the event of termination of this Agreement, Stockholder shall keep confidential any material information obtained from Purchaser concerning Purchaser's properties, operations and business (unless readily ascertainable from public or published information or trade sources) until the same ceases to be material (or becomes so ascertainable) and, at the request of Purchaser, shall return to Stockholder all copies of any schedules, statements, documents or other written information obtained in connection therewith.

                                   ARTICLE V

                     CONDITIONS TO PURCHASER'S OBLIGATIONS

         5. Conditions to Purchaser's Obligations. The purchase of the Stock by Purchaser on the Closing Date is conditioned upon satisfaction, on or prior to such date, of the conditions set forth below. Purchaser may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by Purchaser of any of its other rights or remedies, at law or in equity, if Stockholder or the Company shall be in default of any of its representations, warranties, or covenants under this Agreement:

                 5.1 Opinion of the Company's Counsel. Stockholder shall have furnished the Purchaser with a favorable opinion, dated the Closing Date, of Stockholders' counsel, in form and substance satisfactory to the Purchaser and its counsel, to the effect set forth in Exhibit "4" attached hereto.

                 5.2 Good Standing and Other Certificates. Stockholder shall have delivered to the Purchaser (a) copies of the Company's charter, including all amendments thereto, certified by the Secretary of State or other appropriate official of its jurisdiction of incorporation, (b) a certificate from the Secretary of State or other appropriate official of their respective jurisdictions of incorporation to the effect that the Company is in good standing or subsisting in such jurisdiction and listing all charter documents of the Company on file, (c) a certificate from the Secretary of State or other appropriate official in each State in which the Company is qualified to do business to the effect that the Company is in good standing in such State, (d) a certificate as to the tax status of the Company from the appropriate official in its jurisdiction of incorporation and each state in which the Company is qualified to do business and (e) a copy of the By-Laws of the Company, certified by the Secretary of the Company as being true and correct and in effect on the Closing Date.

                 5.3 No Material Adverse Change. Prior to the Closing Date, there shall be no material adverse change in the assets or liabilities, the business or condition, financial or otherwise, the results of operations, or prospects of the Company, whether as a result of any legislative or regulatory change, revocation of any license or rights to do business, fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation or act of God or other public force or otherwise, and Stockholder shall have delivered to Purchaser a certificate, dated the Closing Date, to such effect.

                 5.4 Truth of Representations and Warranties. The representations and warranties of Stockholder contained in this Agreement or in any Disclosure Schedule attached hereto shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and Stockholder shall have delivered to Purchaser a certificate, dated the Closing Date, to such effect.

                 5.5 Killion Option. Stockholder shall have delivered to Purchaser a certificate, dated the Closing Date, executed by the holder of the Killion Shares to the effect that all of the actions to be taken by Stockholder under the Killion Option have been timely performed, that there are no outstanding defaults under the Killion Option, and that the Killion Option is in full force and effect, enforceable in accordance with its terms.

                 5.6 Performance of Agreements. All of the agreements of Stockholder to be performed on or before the Closing Date pursuant to the terms hereof shall have been duly performed, and Stockholder shall have delivered to Purchaser a certificate, dated the Closing Date, to such effect.

                 5.7 No Litigation Threatened. No action or proceedings shall have been instituted or, to the best knowledge, information and belief of Stockholder, threatened before a court or other government body or by any public authority to restrain or prohibit any of the transactions contemplated hereby, and Stockholder shall have delivered to Purchaser a certificate, dated the Closing Date, to such effect.

                 5.8 Governmental Approvals. All governmental and other consents and approvals, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received.

                 5.9 Intra-Company Debt. Other than the Stockholder Loan, all indebtedness of Stockholder (including its directors, officers and employees) to the Company and all indebtedness of the Company (including its directors, officers and employees) to Stockholder, including any and all intercompany accounts receivable, shall be reconciled and repaid in full at the Closing. The Stockholder Loan shall have been assigned to Purchaser, as reduced by the amount necessary to pay in full the Capital Loan, as provided in
Section 2.15.

                 5.10 Resignations. Stockholder shall have delivered to Purchaser, except as otherwise requested by Purchaser, the written resignations of those directors of the Company appointed by Stockholder, and will cause any other action to be taken with respect to these resignations that Purchaser may reasonably request.

                 5.11 Corporate Action. The execution and delivery of this Agreement by Stockholder and the Company, and the performance of their covenants and obligations under it, shall have been duly authorized by all necessary corporate action, and Purchaser shall have received copies of all resolutions pertaining to that authorization, certified respectively by the secretaries of Stockholder and the Company.

                 5.12 NCC Contract Performance. The performance of Company under that certain Agreement for Purchase of Equipment and License of Software, dated April 29, 1996, by and between National Cable Communications, L.P. and Company shall be substantially completed so that NCC shall have accepted the performance and authorized final payment of all sums due thereunder.


                                   ARTICLE VI

                  CONDITIONS TO THE STOCKHOLDER'S OBLIGATIONS

         6. Conditions to the Stockholder's Obligations. The sale of the Stock by Stockholder on the Closing Date is conditioned upon satisfaction, on or prior to such date, of the following conditions:

                 6.1 Opinion of the Purchaser's Counsel. Purchaser shall have furnished Stockholder with an opinion, dated the Closing Date, of Purchaser's counsel to the effect that:

                          (a)     Purchaser is a corporation duly organized,
validly existing and in good standing under the laws of Sweden, and has the corporate power and authority to make, execute, deliver and perform the Stock Purchase Agreement.

                          (b)     The Stock Purchase Agreement has been duly
authorized, executed and delivered by each Purchaser and is a valid and binding obligation of Purchaser, enforceable in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy and other laws of general application relating to creditors' rights or general principles of equity.

                 6.2 Truth of Representations and Warranties. The representations and warranties of the Purchaser contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and Purchaser shall have delivered to Stockholder a certificate, dated the Closing Date, to such effect.

                 6.3 Governmental Approvals. All governmental consents and approvals, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received.

                 6.4 Performance of Agreements. All of the agreements of Purchaser to be performed on or before the Closing Date pursuant to the terms hereof shall have been duly performed, and Purchaser shall have delivered to Stockholder a certificate, dated the Closing Date, to such effect.

                 6.5 Corporate Action. The execution and delivery of this Agreement by Purchaser, and the performance of its covenants and obligations under it, shall have been duly authorized by all necessary corporate action, and Stockholder shall have received copies of all resolutions pertaining to that authorization, certified by the secretary of Purchaser.

                                  ARTICLE VII

                                  THE CLOSING

         7. Obligations at Closing. Upon fulfillment of the conditions specified in Articles V and VI, the following actions shall occur:

                 7.1 Time and Place. The sale referred to in Section 1.1 shall take place at 10:00 A.M. at the offices of Lorenz Alhadeff Cannon & Rose, LLP, 550 West "C" St. Nineteenth Floor, San Diego, California, on February 27, 1997, or at such other time and date as the parties hereto shall by written instrument designate. Such time and date are herein referred to as the "Closing Date."

                 7.2      Stockholder's Obligations at Closing.   At the
Closing, Stockholder shall deliver to Purchaser the following instruments, in form and substance satisfactory to Purchaser and its counsel, against delivery of the items specified in Section 7.3:

                          (a)  A certificate or certificates representing the
Stock, registered in the name of Stockholder, duly endorsed by Stockholder for transfer or accompanied by an assignment of the Stock duly executed by Stockholder, with signatures guaranteed by a member of the New York Stock Exchange or by a bank or trust company, and with all required documentary stock transfer stamps affixed. On submission of that certificate or certificates to Company for transfer, Company shall issue to Purchaser a certificate representing the Stock, registered in the Purchaser's name. Purchaser acknowledges that this certificate to be issued to Purchaser by Company will bear such legends as may be required under applicable federal or state securities regulations.

                          (b)  The stock books, stock ledgers, minute books,
and corporate seals of Company.

                          (c)  The opinion of counsel as provided in Section
5.1.

                          (d)  Termination of Financing Statement (Form UCC-2)
respecting the UCC-1 filed on behalf of Killer Barn, Inc.

                          (e)  Except as otherwise specified by Purchaser, the
written resignations of officers and directors of Company, as provided in
Section 5.13.

                          (f)  Certified resolutions of Stockholder's board of
directors, in form satisfactory to counsel for Purchaser, authorizing the execution and performance of this Agreement and all actions to be taken by Stockholder under this Agreement; and

                          (g)  A certificate executed by the president or vice
president and the secretary or treasurer of Stockholder certifying that all Stockholder's representations and warranties under this agreement are true as of the Closing Date, as though each of those representations and warranties had been made on that date, and that each of the conditions to closing specified in Sections 5.3, 5.4, 5.6 and 5.7 are true and correct as of the Closing Date.

                          (h)  All copies in the possession of control of
Stockholder of any documents, memoranda, notes or other written, recorded or graphic materials, including any and all records kept by electronic, photographic or mechanical means, that depict, reflect or describe any of the Intellectual Property.

                          (i)  The certificate of the holder of the Killion
Shares acknowledging that the Killion Option is valid and enforceable, as provided in Section 2.6, together with evidence that all option payments due on or before March 31, 1997, have been paid in full (or are paid at the Closing).

                          (j)  The assignment of the Stockholder Loan, as
provided in Section 2.15.

                 7.3      Purchaser's Obligations at Closing.   At the Closing,
Purchaser shall deliver to Stockholder the following instruments and documents against delivery of the items specified in Section 7.2:

                          (a)  The bank cashier's check or other immediately
available funds in the amount of the balance of the $7,000,000, as provided in
Section 1.1(a)(1);

                          (b)  A certificate representing the LIMT Shares to be
issued and delivered at the Closing under Section 1.1(a)(2);

                          (c)  The opinion of Purchaser's counsel, dated the
Closing Date, as provided for in Section 6.1;

                          (d)  A Voting Agreement, in the form attached hereto
as Exhibit "5", executed by shareholders in Purchaser holding not less than 51% of the voting power in the corporation, pursuant to which Stockholder shall be entitled to one seat on the Board of Directors of Purchaser for so long as Stockholder owns at least 8% of the combined voting power in Purchaser.

                          (e)  Certified resolutions of Purchaser's board of
directors, in form satisfactory to counsel for Stockholder, authorizing the execution and performance of this Agreement and all actions to be taken by Purchaser under this Agreement; and

                          (f)  A certificate executed by the president or vice
president and the secretary or treasurer of Purchaser certifying that all Purchaser's representations and warranties under this agreement are true as of the Closing Date, as though each of those representations and warranties had been made on that date.


                                  ARTICLE VIII

                           OBLIGATIONS AFTER CLOSING

         8. Post-Closing Obligations. From and after the Closing Date, the parties shall have the following obligations:

                 8.1 Seller's Indemnification. Stockholder shall indemnify, defend, and hold harmless Purchaser against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, and reasonable attorneys' fees, that it shall incur or suffer, which arise, result from, or relate to any breach of, or failure by Stockholder to perform, any of its representations, warranties, covenants, or agreements in this Agreement or in any schedule, certificate, exhibit, or other instrument furnished or to be furnished by Stockholder under this Agreement. Stockholder's liability under this paragraph shall not, however, exceed the aggregate amount of the consideration receivable hereunder by Stockholder. Notwithstanding any other provision of this Agreement, Stockholder shall not be liable to Purchaser on any warranty, representation, or covenant made by Stockholder in this Agreement, or under any of its indemnities in this Agreement, regarding any single claim, loss, expense, obligation, or other liability that does not exceed $25,000; provided, however, that when the aggregate amount of all such claims, losses, expenses, obligations, and liabilities not exceeding $25,000 each, reaches $100,000, Stockholder shall, subject to the above limitation on its maximum aggregate liability, thereafter be liable in full for all breaches and indemnities and regarding all those claims, losses, expenses, obligations, and liabilities. Purchaser shall promptly notify Stockholder of the existence of any claim, demand, or other matter to which Stockholder's indemnification obligations would apply and shall give Stockholder a reasonable opportunity to defend the same at its own expense and with counsel of its own selection; provided that Purchaser shall at all times also have the right to fully participate in the defense at its own expense. If Stockholder shall, within a reasonable time after this notice, fail to defend, Purchaser shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment), the claim or other matter on behalf, for the account, and at the risk, of Stockholder. If the claim is one that cannot by its nature be defended solely by Stockholder (including, without limitation, any federal or state tax proceeding), then Purchaser shall make available, and cause the Company to make available, all information and assistance that Stockholder may reasonably request.

                 8.2 Killion Option. Stockholder agrees to keep in full force and effect the Killion Option in accordance with its terms, provided that Stockholder shall be responsible for the quarterly option payments due thereunder only for those payments falling due through March 31, 1997. All option payments due thereafter shall be paid by Purchaser. At any time prior to the expiration of the Killion Option, Stockholder will exercise the Killion Option, upon such terms and conditions as Purchaser may in writing direct, to acquire the Killion Shares. Stockholder shall thereupon sell, assign, transfer and deliver to Purchaser the Killion Shares, and Purchaser agrees to purchase from Stockholder the Killion Shares. Stockholder shall deliver to Purchaser a certificate or certificates representing the Killion Shares, registered in the name of Stockholder, duly endorsed by Stockholder for transfer or accompanied by an assignment of the Killion Shares duly executed by Stockholder, with signatures guaranteed by a member of the New York Stock Exchange or by a bank or trust company, and with all required documentary stock transfer stamps affixed.

                          (a)  Price.  In full consideration for the purchase
by Purchaser of the Killion Shares, Purchaser shall pay to Stockholder on the date of transfer the lesser of (i) such sum as Stockholder shall have paid to exercise the Killion Option, in cash or the fair market value of the shares in Stockholder on the date of exercise, or (ii) Six Million Dollars ($6,000,000.00). The purchase price shall be paid by delivering a bank cashier's check (or other immediately available funds) in the appropriate amount, payable to the order of Stockholder, contemporaneously with the requirement that funds be delivered to the holder of the Killion Shares.

                          (b)  Renegotiation.  Stockholder and Purchaser
acknowledge and agree that Purchaser may, at any time following execution of this Agreement, enter into negotiations with the holder of the Killion Shares to effect a renegotiation of the terms and conditions upon which such option is exercisable. In the event Purchaser and holder of the Killion Shares shall arrive at a satisfactory agreement under which Purchaser can effect the acquisition of the Killion Shares, upon notice to Stockholder from Purchaser and holder, the Killion Option shall terminate and Stockholder shall have no further rights or duties thereunder.

                 8.3 Repurchase Option. Pursuant to a Stock Option Agreement in the form attached hereto as Exhibit "6", Stockholder shall grant to Purchaser or its designee or assignee the option, exercisable for a period of one (1) year following the Closing Date, to purchase up to Three Hundred Thousand (300,000) of the LIMT Shares at a price of SEK 86.33.

                 8.4 Future Cooperation. The parties agree that it is in their mutual best to cooperate in the future respecting the sales and marketing of their respective products and services. Following the Closing the parties agree that they will negotiate in good faith to enter into such joint or cooperative agreements respecting sales and marketing as may be desirable.

                 8.5 Source Code Escrow. Within forty five (45) days after the Closing, Purchaser and Stockholder shall enter into a three party escrow agreement (the "Escrow Agreement") with Chicago Title Company or such other escrow agent to which the parties agree. Such Escrow Agreement will provide for, among other things, the deposit by Purchaser, by no later than April 30, 1997, into the escrow account of machine readable and human readable copies of all source code and related programmer documentation and engineering design schematics, specifications, and other information and materials required for support and maintenance of the SpotServer software, including without limitation, applicable test and analysis tools, test data, and libraries developed by Purchaser and not available as standard product from third parties, which are used by Purchaser to develop, modify and maintain the SpotServer software (the foregoing being collectively referred to as the "Escrow Materials"), as well as Stockholder's right to obtain the Escrow Materials for the purposes of supporting, modifying or exploiting the SpotServer software in the event of certain contingencies to be defined therein (e.g. the rejection of this Agreement in the event of Purchaser's bankruptcy) and the right to inspect and verify the contents of all Escrow Material deposits. Purchaser acknowledges that such Escrow Agreement is and shall be deemed to be an "agreement supplementary to" this Agreement as provided in
Section 365 (n) of the United States Bankruptcy Code (the "Bankruptcy Code").

         Purchaser acknowledges that all rights and licenses granted under or pursuant to any licenses grant to Stockholder in connection with agreements this Agreement are, and shall otherwise be deemed to be, for purposes of
Section 365 (n) of the Bankruptcy Code, licenses of rights of the Bankruptcy Code, licenses of rights to "intellectual property" as defined under Section 101 (56) of the Bankruptcy Code. The parties agree that Stockholder, as a licensee of such rights, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. Purchaser acknowledges that if Purchaser as a debtor in possession or a trustee-in-bankruptcy (collectively "Trustee") in a case under the Bankruptcy Code rejects this Agreement or the Escrow Agreement, Stockholder may elect to retain its rights under this Agreement and the Escrow Agreement as provided in Section 365 (n) of the Bankruptcy Code. After the commencement of a case under the Bankruptcy Code by or against Purchaser and unless and until this Agreement is rejected, upon written request of Purchaser to the Trustee, Trustee shall, unless Purchaser agrees to perform its obligations hereunder, (a) provide copies of the Escrow Materials to Stockholder and (b) not interfere with the rights of Stockholder under this Agreement and the Escrow Agreement, including Stockholder's right to obtain copies of the Escrow Materials from the escrow agent pursuant to the Escrow Agreement. If the Trustee rejects this Agreement or the Escrow Agreement and Stockholder elects to retain its rights under such agreements, then upon Stockholder's written request to Trustee, the Trustee provide copies of the Escrow Materials to Stockholder.

                 8.6 Purchaser's Indemnification. Purchaser agrees to indemnify and hold harmless Stockholder against, and in respect of, any and all claims, losses, expenses, costs, obligations, and liabilities Stockholder may incur by reason of Purchaser's breach of or failure to perform any of its warranties, guaranties, commitments, or covenants in this agreement, or by reason of any act or omission of Purchaser, or any of its successors or assigns, after the Closing Date, that constitutes a breach or default under, or a failure to perform, any obligation, duty, or liability of Purchaser or Company under any loan agreement, lease, contract, order, or other agreement to which it is a party or by which it is bound at the Closing Date, but only to the extent to which Purchaser expressly assumes these obligations, duties, and liabilities under this agreement.

                                   ARTICLE IX

                                  TERMINATION

         9. Termination. All parties hereto agree to use their best efforts to fulfill the requirements of Articles V and VI as soon as practicable. This Agreement is subject to termination under the following circumstances:

                 9.1 Default by Party. Purchaser may terminate this Agreement by written notice to Stockholder of the material breach of any covenant, representation or warrant of Stockholder contained in this Agreement. Stockholder may terminate this Agreement by written notice to Purchaser of the material breach of any covenant, representation or warranty of Purchaser contained in this Agreement. Any termination under this Section shall be without prejudice to any rights the parties may have regarding such breach or termination.

                 9.2      Failure to Close.   Either party may terminate this
Agreement by written notice to the other if the Closing shall not have occurred on or before February 28, 1997 for any reason other than a wilful breach of a covenant, representation or warranty by either party. In the event of a termination under this Section, all obligations of the parties to one another hereunder shall cease without liability.

                                   ARTICLE X

                                 MISCELLANEOUS

         10. Miscellaneous Provisions. The following general terms and conditions shall apply to this Agreement:

                 10.1 Survival of Representations. The representations and warranties of the parties contained in this Agreement or in any Disclosure Schedule attached hereto shall survive the consummation of the transactions contemplated hereby, irrespective of any investigation or examination conducted by or on behalf of any party. Such survival shall be for the period of the twenty-four (24) months following the Closing, except for representations or warranties relating to taxes, which shall survive indefinitely.

                 10.2 Knowledge. Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge, information and belief of Stockholder or Purchaser, Stockholder and Purchaser, respectively, confirm that it has made due and diligent inquiry as to the matters that are the subject of such representations and warranties.

                 10.3 Expenses. The parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel and financial advisers.

                 10.4 Governing Law. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of California applicable to agreements executed and to be performed solely within such State.

                 10.5 Arbitration. Any controversy or claim arising out of, or relating to, this Agreement, or the making, performance, or interpretation of it, shall be settled by arbitration in San Diego, California under the commercial arbitration rules of the American Arbitration Association then existing, and judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy.

                 10.6 Captions; Exhibits. The Article and Section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement. Any Exhibit referred to herein but not attached at the date of execution shall be prepared, reviewed by counsel and attached hereto by the Disclosure Date.

                 10.7 Publicity. Except as otherwise required by law, all notices to third parties and all other publicity concerning the transactions contemplated by this Agreement shall be jointly planned and coordinated by and between Purchaser and Stockholder. No party shall act unilaterally in this regard without the prior written approval of the others; however, this approval shall not be unreasonably withheld.

                 10.8 Notices. Any notice or other communication required or permitted hereunder shall be sufficiently given if delivered in person or sent by telex, telecopy or by registered or certified mail, postage prepaid, addressed as follows:

If to Purchaser:                       Limt Local Insertion Media Technology AB
                                       Varvsgrand 15
                                       S-852 32 Sundsvall
                                       Sweden
                                       Attn: Stefan Ridderheim

                                           FAX No. 011 46 60 740 00 50

Copy to:                                   Christian Luthman, Esq.
                                           Lagerlof & Leman, Advokatbyra
                                           P.O. Box 5402
                                           S-114 84 Stockholm
                                           Sweden
                                           Fax No. 011 46 8 667 68 83

                                           Mr. Christer Janson
                                           D. Carnegie AB
                                           S-103 38 Stockholm
                                           Sweden
                                           Fax No. 011 46 8 21 28 40

                                           Joseph L. Marshall, Esq.
                                           Lorenz Alhadeff Cannon & Rose, LLP
                                           550 West C Street, 19th Floor
                                           San Diego, CA 92101-3540
                                           FAX No. (619) 231-8323

If to Stockholder:                         IndeNet, Inc.
                                           16000 Ventura Blvd. Suite 700
                                           Encino, CA  91436
                                           Attn: Mr. Robert Lautz
                                           FAX No. (818) 461-8531

Copy to:                                   Istvan Benko, Esq.
                                           Troy & Gould
                                           1801 Century Park East, 16th Floor
                                           Los Angeles, CA  90067
                                           Fax No. (310) 201-4756

or such other address or number as shall be furnished in writing by any such party, and such notice or communication shall be deemed to have been given as of the date so delivered, sent by telecopier or mailed.

                 10.9 Parties in Interest. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law, provided that Purchaser may assign its rights hereunder to any foreign or domestic entity in which it has management control or is at least a fifty percent (50%) equity owner. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

                 10.10 Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

                 10.11 Entire Agreement. This Agreement, including the other documents referred to herein which form a part hereof, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

                 10.12 Litigation Costs. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

                 10.13 Amendments. This Agreement may not be changed orally, but only by an agreement in writing signed by Purchaser and Stockholder. Any provision of this Agreement can be waived, amended, supplemented or modified by agreement of Purchaser and Stockholder.

                 10.14 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

                 10.15 Third Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto.

         IN WITNESS WHEREOF, each of Stockholder and Purchaser has caused its corporate name to be hereunto subscribed by its duly authorized officer, as of the day and year first above written.


PURCHASER:                                 Limt Local Insertion Media
                                           Technology AB,
                                           a Swedish corporation


                                           By:  /s/ Stefan Ridderheim
                                               ________________________________
                                               Stefan Ridderheim,
                                               Its Chairman of the Board


STOCKHOLDER:                               IndeNet, Inc.,
                                           a Delaware corporation,


                                           By: /s/ Robert W. Lautz
                                               ________________________________
                                               Robert D. Lautz, Its President